Exhibit 24(b)(8.3)

THIRD AMENDMENT TO
PARTICIPATION AGREEMENT FOR RETAIL MUTUAL FUNDS
By and Among
Invesco Distributors, Inc. (f/k/a AIM Distributors, Inc. and Invesco Aim Distributors, Inc.)
and
ING Life Insurance and Annuity Company (f/k/a Aetna Life Insurance and Annuity
Company)
ReliaStar Life Insurance Company
ReliaStar Life Insurance Company of New York

This Third Amendment (this "Amendment") to the Participation Agreement for Retail Mutual
Funds ("Amendment") is entered into as of January 1, 2012 by and among ING Life Insurance and
Annuity Company (f/k/a Aetna Life Insurance and Annuity Company) ("ILIAC"), ReliaStar Life
Insurance Company, ("RLIC"), ReliaStar Life Insurance Company of New York ("RLIC NY")
(collectively, the "Insurer" and separately "ILIAC", "RLIC", "RLIC NY") and Invesco Distributors,
Inc. (f/k/a AIM Distributors, Inc. and Invesco Aim Distributors, Inc.) (the "Underwriter").

WHEREAS, the parties entered into a Participation Agreement for Retail Mutual Funds effective as of October 1, 2000 (the "Agreement"), as amended effective January 1, 2003 and March 31, 2011.

WHEREAS, the parties desire to update the Agreement to authorize Insurer to make available additional share classes of the Funds distributed by the Underwriter or any of its affiliates.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	The title of the Agreement shall hereby be deleted in its entirety and renamed: Participation Agreement for Mutual Funds.

2.	Article I, Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Underwriter on behalf of the Funds agrees to sell to Insurer the following classes of Fund shares of the registered investment companies for which Underwriter now or in the future acts as principal distributor: A, R, Institutional, Investor and Y. Underwriter agrees to execute such orders on a daily basis at the net asset value next computed after receipt by a Fund or its designee of the order for the shares of a Fund. For purposes of this Section 1.1, Insurer shall be the designee of each Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by a
Fund, provided that the Fund receives notice of such order by 10:00 a.m. Eastern Time on the next
Business Day. Business Day shall have the meaning set forth in each Fund's then current registration statement.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY	INVESCO DISTRIBUTORS, INC.

By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President	By: /s/ John Cooper Name: John Cooper Title: 1-11-12

RELIASTAR LIFE INSURANCE COMPANY	RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President	By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President

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